Exhibit 5.1

July 24, 2013

TearLab Corporation

7360 Carroll Rd., Suite 200

San Diego, CA 92121

Re:           Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as counsel to TearLab Corporation, a Delaware corporation (the “Company”), in connection with the registration of the offer and sale of up to $7 million of shares (the “Shares”) of the Company’s common stock, $0.001 par value per share, pursuant to the Company’s Registration Statement on Form S-3 filed pursuant to Rule 462(b) (the “Additional Registration Statement”) on July 24, 2013 with the Securities and Exchange Commission (the “Commission”). The Additional Registration Statement incorporates by reference the Company’s shelf Registration Statement on Form S-3 (File No. 333-189372) filed on June 17, 2013, as amended on July 3, 2013 and July 12, 2013, and declared effective by the Securities and Exchange Commission (the “Commission”) on July 12, 2013, along with Post Effective Amendment No. 1 filed on July 15, 2013 (the “Original Registration Statement”).

We have examined copies of the Additional Registration Statement, the Original Registration Statement, the base prospectus that forms a part thereof and the prospectus supplement thereto related to the offering of the Shares, which prospectus supplement is dated as of the date hereof and will be filed by the Company in accordance with Rule 424(b) promulgated under the Securities Act of 1933. We have also examined instruments, documents and records which we deemed relevant and necessary for the basis of our opinion hereinafter expressed.

In such examination, we have assumed (i) the authenticity of original documents and the genuineness of all signatures, (ii) the conformity to the originals of all documents submitted to us as copies, and (iii) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

Based on and subject to the foregoing, we are of the opinion that when certificates representing the Shares have been duly executed, countersigned, registered and delivered in accordance with the applicable definitive purchase, underwriting, subscription or similar agreement approved by the Board (or an authorized committee thereof), upon payment of the consideration therefor (not less than the par value of the Shares) provided for therein then the Shares will be validly issued, fully paid and nonassessable.

TearLab Corporation

July 24, 2013

We express no opinion as to the laws of any other jurisdiction other than the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

We hereby consent to the use of this opinion as an exhibit to the Company’s Additional Registration Statement, filed on or about July 24, 2013, for incorporation by reference into the Additional Registration Statement.

Sincerely,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

/s/ Wilson Sonsini Goodrich & Rosati, Professional
Corporation